Exhibit 99.1

1136 Oak Valley Drive Ann Arbor, Michigan 48108 www.tecumseh.com
MEMORANDUM

Date:	February 23, 2009

To:	Tecumseh Employees

From:	Ed Buker, Chairman, President and CEO

RE:	Our Policies on Ethical Business Practices
As many of you learned from your managers last week, Tecumseh Products Company is one of several companies involved in investigations into possible anti-competitive practices in the compressor industry in the U.S., Brazil and Europe. I’d like to share more information about this matter and also remind everyone of the importance of ethical conduct and legal compliance at Tecumseh.
In mid-2008 we were made aware of certain activities that appeared to have occurred in prior years that did not appear to conform to our policies and standards of ethical conduct.  Upon discovering these acts, the Company commenced an internal investigation led by independent outside counsel and directed by the Audit Committee of the Board of Directors. We also promptly brought the matter to the attention of authorities, and we have been cooperating with them in further information gathering.  As a result of this action, we entered into amnesty agreements in the U.S., Brazilian and EU jurisdictions.  These agreements, which are conditioned on factors that include our continued cooperation with authorities, should protect the company from governmental fines and penalties that could result if the reported conduct is found to violate applicable law in such jurisdictions.
The steps we took reflected our commitment to acting in accordance with Tecumseh’s policies and standards of ethical business practices. In the weeks and months ahead, your managers will be discussing and reinforcing these standards, and reiterating the steps we all must take to continue to comply with appropriate legal and ethical standards.
Please understand that, while these investigations are ongoing, we will be limited in the information we can share with you. But I’d like to emphasize a few key points:
•	We do not expect this matter to affect in any material respect our ongoing operations or ability to compete in the markets we serve. We remain strongly focused on serving our customers.

•	The Company and your management team take very seriously our policies and practices for legal compliance and ethical standards. You will be hearing more about this in the coming months through additional information and training.

•	As always, any concerns you may have regarding a compliance matter should be reported immediately to your supervisor, or you may contact the Tecumseh Integrity Help Line at 1-800-381-2116.
I’d like to thank each of you for your ongoing commitment to Tecumseh’s growth and global market leadership in every aspect of our business.